Issuer Free Writing Prospectus dated June 1, 2026

Filed Pursuant to Rule 433

Registration No. 333-277286-01

(Supplementing the Preliminary Prospectus Supplement

dated June 1, 2026 to the Prospectus dated February 22, 2024)

Pacific Gas and Electric Company

PRICING TERM SHEET

$800,000,000 5.050% First Mortgage Bonds due 2031 (the “2031 Mortgage Bonds”)

$800,000,000 5.600% First Mortgage Bonds due 2036 (the “2036 Mortgage Bonds”)

$600,000,000 6.300% First Mortgage Bonds due 2056 (the “2056 Mortgage Bonds”)

(all together, the “Mortgage Bonds”)

The information in this pricing term sheet relates to Pacific Gas and Electric Company’s offering of the Mortgage Bonds listed above and should be read together with the preliminary prospectus supplement dated June 1, 2026 (the “Preliminary Prospectus Supplement”) relating to such offering and the accompanying prospectus dated February 22, 2024, including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, included in the Registration Statement No. 333-277286-01 (as supplemented by such Preliminary Prospectus Supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Other information (including financial information) presented or incorporated by reference in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Capitalized terms not defined herein are defined as such in the Preliminary Prospectus.

Issuer:	Pacific Gas and Electric Company (the “Company”)

Anticipated Ratings (Moody’s/S&P/Fitch)*:	Baa1 (Positive Outlook) / BBB+ (Stable Outlook) / BBB+ (Stable Outlook)

Trade Date:	June 1, 2026

Settlement Date**:	June 3, 2026 (T+2)

Proceeds to the Company:	Approximately $2,179,340,000 (after deducting the underwriting discounts, but before deducting estimated offering expenses payable by the Company).

Use of Proceeds:	The Company expects to use the net proceeds from the offering to repay short-term debt, including borrowings outstanding under its revolving credit facility, and for general corporate purposes.

Joint Book-Running Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA LLC

Truist Securities, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Loop Capital Markets LLC AmeriVet Securities, Inc. Bancroft Capital, LLC MFR Securities, Inc. Penserra Securities LLC

Aggregate Principal Amount Offered:	2031 Mortgage Bonds: $800,000,000 2036 Mortgage Bonds: $800,000,000 2056 Mortgage Bonds: $600,000,000

Issue Price:

2031 Mortgage Bonds: 99.810% of the principal amount, plus accrued interest, if any, from June 3, 2026

2036 Mortgage Bonds: 99.786% of the principal amount, plus accrued interest, if any, from June 3, 2026

2056 Mortgage Bonds: 99.637% of the principal amount, plus accrued interest, if any, from June 3, 2026

Maturity Date:	2031 Mortgage Bonds: November 15, 2031 2036 Mortgage Bonds: August 15, 2036 2056 Mortgage Bonds: August 15, 2056

Interest:	2031 Mortgage Bonds: 5.050% per annum 2036 Mortgage Bonds: 5.600% per annum 2056 Mortgage Bonds: 6.300% per annum

Interest Payment Dates:

2031 Mortgage Bonds: Payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2026

2036 Mortgage Bonds: Payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2026

2056 Mortgage Bonds: Payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2026

Regular Record Dates:

With respect to the 2031 Mortgage Bonds, the close of business on (i) the business day immediately preceding such interest payment date so long as all of the 2031 Mortgage Bonds remain in book-entry only form or (ii) the May 1 and November 1 immediately preceding such interest payment date (whether or not a business day) if any of the 2031 Mortgage Bonds do not remain in book-entry only form.

With respect to the 2036 Mortgage Bonds, the close of business on (i) the business day immediately preceding such interest payment date so long as all of the 2036 Mortgage Bonds remain in book-entry only form or (ii) the February 1 and August 1 immediately preceding such interest payment date (whether or not a business day) if any of the 2036 Mortgage Bonds do not remain in book-entry only form.

With respect to the 2056 Mortgage Bonds, the close of business on (i) the business day immediately preceding such interest payment date so long as all of the 2056 Mortgage Bonds remain in book-entry only form or (ii) the February 1 and August 1 immediately preceding such interest payment date (whether or not a business day) if any of the 2056 Mortgage Bonds do not remain in book-entry only form.

Benchmark Treasury:	2031 Mortgage Bonds: 4.125% due May 31, 2031 2036 Mortgage Bonds: 4.375% due May 15, 2036 2056 Mortgage Bonds: 4.750% due February 15, 2056

Benchmark Treasury Price:	2031 Mortgage Bonds: 99-22+ 2036 Mortgage Bonds: 99-05+ 2056 Mortgage Bonds: 96-05+

Benchmark Treasury Yield:	2031 Mortgage Bonds: 4.191% 2036 Mortgage Bonds: 4.479% 2056 Mortgage Bonds: 4.998%

Spread to Benchmark Treasury:	2031 Mortgage Bonds: +90 basis points 2036 Mortgage Bonds: +115 basis points 2056 Mortgage Bonds: +133 basis points

Re-Offer Yield:	2031 Mortgage Bonds: 5.091% 2036 Mortgage Bonds: 5.629% 2056 Mortgage Bonds: 6.328%

Optional Redemption:

Prior to (i) in the case of the 2031 Mortgage Bonds, October 15, 2031 (one month prior to the maturity date of the 2031 Mortgage Bonds), (ii) in the case of the 2036 Mortgage Bonds, May 15, 2036 (three months prior to the maturity date of the 2036 Mortgage Bonds) and, (iii) in the case of the 2056 Mortgage Bonds, February 15 2056 (six months prior to the maturity date of the 2056 Mortgage Bonds) (the applicable date with respect to the 2031 Mortgage Bonds, 2036 Mortgage Bonds and the 2056 Mortgage Bonds, each a “Par Call Date”), the Company may redeem the 2031 Mortgage Bonds, the 2036 Mortgage Bonds and/or the 2056 Mortgage Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Mortgage Bonds matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 2031 Mortgage Bonds, 20 basis points in the case of the 2036 Mortgage Bonds and 20 basis points in the case of the 2056 Mortgage Bonds, each less (b) interest accrued to, but excluding, the date of redemption; and

(2) 100% of the principal amount of the Mortgage Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date, the Company may redeem the Mortgage Bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	2031 Mortgage Bonds: 694308LC9 / US694308LC93 2036 Mortgage Bonds: 694308LD7 / US694308LD76 2056 Mortgage Bonds: 694308LE5 / US694308LE59

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: It is expected that delivery of the Mortgage Bonds will be made against payment for the Mortgage Bonds on or about June 3, 2026, which is the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Mortgage Bonds on the date hereof will be required, by virtue of the fact that the mortgage bonds initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Mortgage Bonds who wish to trade the Mortgage Bonds during the period described above should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting each of: BNP Paribas Securities Corp. at 1-800-854-5674, Citigroup Global Markets Inc. at 1-800-831-9146, MUFG Securities Americas Inc. at 1-877-649-6848 or RBC Capital Markets, LLC at 1-866-375-6829.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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